Exhibit 99.1

For more information, contact:

Robyn B. Mabe, Chief Financial Officer

(540) 345-3195

WESTERN SIZZLIN REPORTS FIRST QUARTER RESULTS

ROANOKE, Va. (May 12, 2006)—Western Sizzlin Corporation (OTC Bulletin Board: WSZZ), filed Form 10-Q with the SEC on May 12, 2006. Net income for the first quarter ended March 31, 2006 was $6,298 compared to a net loss of $66,581 for the first quarter of 2005. The first quarter results of operations were impacted by a reversal of a loss on a subleased property of approximately $84,000 and the close of a company-operated location for remodel in Manassas, Virginia, approximating a $65,000 loss in income before depreciation, interest, and corporate charges.

Revenues decreased for the quarter by 3.9% for Franchising and 20.1% for Company-operations. The decreased revenues for franchising are attributable to closings of franchised locations. Two company restaurants closed in 2005 from a non-renewal of a lease and a fire casualty resulting in the revenue decreases for company-operations. Same store sales for franchising for the first quarter of 2006 increased 1.8% and same store sales for the company operations experienced a decrease of 2.8% for the quarter. Cash and cash equivalents decreased slightly by $3,000 from December 31, 2005 to March 31, 2006. The Company had working capital of $2.0 million at March 31, 2006. The Company paid off three loans during the first quarter of 2006 reducing debt obligations by $1.2 million. The early extinguishment of debt was paid from insurance proceeds on two fire casualties.

Western Sizzlin Corporation operates and franchises a total of 137 units in 19 states as of May 12, 2006 under names of WesterN SizzliN Steak & More, WesterN SizzliN Wood Grill, Great American Steak & Buffet Company, and Quincy Steakhouses. Inquiries should be directed to Robyn B. Mabe, Vice President and Chief Financial Officer at 1338 Plantation Road, N.E. Roanoke, VA  24012.

Comments included in this news release may include “forward-looking statements” within the meaning of the federal securities laws. These statements as to anticipated future results are based on current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ markedly from those projected or discussed here. Western Sizzlin Corporation cautions readers not to place undue reliance upon any such forward-looking statements as actual results may differ materially from expectations. Further information on the types of factors that could affect the Company can be found in the Company’s filings with the SEC.

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